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                                                                    Exhibit 99.2

Press Release

SOURCE: Panja Inc.

PANJA FOUNDER SCOTT MILLER RETURNS AS CHIEF EXECUTIVE OFFICER; PANJA ANNOUNCES $5,500,000 CAPITAL COMMITMENT

RICHARDSON, Texas, Feb. 23 /PRNewswire/ -- Panja Inc. (Nasdaq: PNJA - news) today announced that its Board of Directors has elected unanimously Scott Miller, founder and former Chairman of the Company, as its President and Chief Executive Officer effective Thursday, February 22, 2001. Mr. Miller founded the company in 1982 and served as its President and Chief Executive Officer until 1995 and its Chairman until 1999.

Joe Hardt, the current President and CEO, has been named Chairman of the Board of Directors of Panja. Berry Cash will step down as Chairman but continue to serve on the Board of Directors. Mr. Miller has joined the Board of Directors to fill a vacancy created by the resignation of Julie England.

Mr. Miller commented, "I love Panja and I look forward to returning. I will do everything in my power to make sure the company can grow and prosper in this challenging environment. We've made some significant moves in the last couple of years and I look forward to taking advantage of the opportunities that Joe has created."

Mr. Miller, who currently owns approximately 14% of the issued and outstanding shares of common stock of Panja, has agreed to purchase an additional 348,335 shares of common stock at a price of $4.3062 per share, the five day average of the closing price preceding the execution of the purchase agreement for an aggregate purchase price of approximately $1,500,000. Four other investors, who are unaffiliated with Mr. Miller, have agreed to acquire an additional 928,893 shares at the same per share price, for an aggregate additional purchase price of approximately $4,000,000. The closing is subject to the satisfaction of certain regulatory and contractual conditions.

Mr. Hardt commented, "As his past success so clearly demonstrates, no one understands the needs of our customers as well as Scott. Scott brought me into this company 8 years ago and I'm glad to welcome him back. I am thrilled that Scott's vision and passion for customer support will again be leading Panja on a day to day basis. In my new role as Chairman, I look forward to devoting my attention to long term and strategic issues for Panja."

About Panja

Panja is the leader in device networking and innovative uses of broadband communications. Panja designs, develops, and markets advanced electronic equipment software that extend Internet content to non-PC devices that target both the residential and enterprise markets. These devices deliver information and entertainment direct to existing electronic devices, including
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stereos and televisions, to optimize the benefits of broadband access. Panja's strategy is to work with leading technology companies, content providers and distribution partners to speed development of compelling streaming media content, further integrate its products with other devices, and lead the creation of solutions that extend the Internet beyond the PC. For more information about Panja, visit http://www.panja.com.

Statements made in this press release that state the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could directly affect the performance of the Company.

All trademarks and registered marks are the property of heir respective holders.